NIAGARA UNIVERSITY

RECRUITMENT AGREEMENT

between

NIAGARA UNIVERSITY
113-2904 Highway 7
Vaughan, Ontario
Canada L4k 0K4

-and-

FARVISION EDUCATION GROUP INC
408-200 Town Centre Blvd.
Markham, Ontario
Canada L3R 8G5

THIS AGREEMENT (the "Agreement") is entered into this 14th day of JULY, 2021 by and between **Niagara University** (hereinafter "NU") and **Farvision Education Group Inc**, (hereinafter "Farvision").

On April 12, 2021, NU and Farvision entered into a Memorandum of Understanding ("MOU") outlining a framework for cooperation between the two parties to the benefit of both parties. The framework provides for the negotiation of separate agreements for the initiation of specific activities and/or projects stemming from the MOU. NU and Farvision recognize the mutual benefits of entering into an agreement for the recruitment of both domestic and international students for NU's Master's programs offered in Ontario under consent of the Ministry of Colleges and Universities. This agreement constitutes the first agreement stemming from the MOU.

PURPOSE OF AGREEMENT

This Agreement sets out the terms for the recruitment of international and domestic students to NU's Master's degree programs offered in Ontario under consent from the Ministry of Colleges and Universities.

TERM

This Agreement shall be effective for a period of two (2) years commencing on July 12, 2021 ("Effective Date"), and unless renewed or terminated in accordance with the provisions of this Agreement, this shall terminate on July 12, 2023.

ASSESSMENT and RENEWAL

This Agreement shall be reviewed by the parties, annually. The "designated contacts" shall exchange correspondence either renewing the Agreement or terminating it.

TERMINATION

Unless otherwise mutually agreed, this Agreement is terminable upon a Party giving at least six months' written notice prior to its effective date. This Agreement may be terminated at any time by either party without notice in the event of a material breach of the Agreement.

COMMITMENTS OF NIAGARA UNIVERSITY

NU agrees to pay Farvision the following commissions for students successfully recruited by Farvision for the first and second enrollment periods of this agreement:

Commission Structure:

Applicable to August & January Cohort	
Domestic Student Registration:	$1,200 CAD
International Student Registration	$2,200 CAD
+Target Success Fee	+$250/Student CAD
Continuance Fee	
Applicable to all **Farvision recruited students** with Full Course load (3+ courses) in the Second Year	+$500 CAD

COMMISSION PAYMENTS

Commission fees will be paid per term only after the receipt of tuition fees by NU, provided that successful student registration with full course load and payable within 30 calendar days of last drop date without refund.

Should the student withdraw from the university prior to the end of the academic year or session, and thus be eligible for a refund of some portion of tuition fees (subject to NU's fee refund schedule) a commission fee will be pro-rated based on the tuition fee amount the University charged the student.

The continuance fees will be applicable in the second year of the program for Farvision recruited students with a full course load (3 courses per semester). The continuance fee will be paid within 30 days of the last drop date without a refund.

The Target success fee will be applicable only when the agreed upon targets, identified in this agreement for year one under heading "Enrollment Targets" have been reached. Enrollment targets for year two will be determined at the end of the first year and added to this agreement as an appendix.

During the first two enrollment periods this agreement the maximum number of MS Educational Leadership (MSED) students will not exceed one-quarter of the above targets.

NIAGARA UNIVERSITY

SCHOLARSHIPS

NU will support Farvision in its endeavors by offering scholarships (up to a maximum of 10 scholarships per year) to Farvision Officers & Employees who meet the requirements, are accepted into, and register in any NU Graduate Program offered through its Vaughan campus in the following amounts:

NU Graduate & Ph.D. ($40,000+ Programs)	$5,000 CAD
MSED Programs	$2,500 CAD

COMMITMENTS OF FARVISION

Farvision will recruit domestic students and international students to the following NU Programs:

- MS-Finance (MSF)
- MS Educational Leadership (MSED)
- MS-Information Security and Digital forensics (ISDF)
- MBA

The recruitment goals will be mutually agreed upon on a per cohort basis. Enrollment targets for this first year of the agreement are identified below. Future enrollment targets will be identified 6 months prior to next start date for the program and included in this agreement as an appendix.

The Recruitment Goal for the August 28, 2021 start date is 30 students and will be focused on the MS Finance, MBA, and MS ISDF programs. The Recruitment Goal for the January 20th, 2022 start date is 60 students and will add the MS Educational Leadership program.

INTERNATIONAL RECRUITMENT:

This agreement is restricted to students attending Niagara University programs offered in Ontario under consent from the Ministry of Colleges and Universities and excludes US recruitment of Canadian students to NY campus.

Farvision will provide a China Representative Office in Guangzhou/Hong Kong for NU to co-ordinate its marketing activities in China, including Hong Kong and target Asian countries (see Target below). The costs of this Office will be assumed by Farvision as part of its responsibilities covered by the commission received from NU stemming from this Agreement. Farvision will promote NU's programs to Chinese students, student recruitment agents and educational institutions in China. Farvision will help NU build up its brand name and reputation in China, including Hong Kong. All marketing materials must have prior written approval from NU.

Farvision will develop and manage the student recruitment agents in China (including Hong Kong) for NU. All marketing materials must have prior written approval from NU.

China, India and Southeast Asia Markets

This agreement is restricted to students attending Niagara University programs offered in Ontario

under consent from the Ministry of Colleges and Universities and excludes US recruitment of Canadian students to NY campus.

In order to ensure orderly marketing and to enable Farvision to make the necessary investments and expenditures for the marketing effort, NU will grant an exclusive marketing right to Farvision for a period of up to two (2) years for the China, India and Southeast Asia (the Philippines, Vietnam and Malaysia) markets, subject to the annual review of student recruitment performance. In order to protect the interest of Farvision, NU will not contract with other recruiting organizations and agents during the term of this agreement for the purpose of recruiting international students. The exclusive marketing right is renewable for a further term of up to two (2) years subject to the student recruitment performance of Farvision. All marketing materials must have prior written approval from NU.

DOMESTIC RECRUITMENT

This agreement is restricted to students attending Niagara University programs offered in Ontario under consent from the Ministry of Colleges and Universities and excludes US recruitment of Canadian students to NY campus.

Farvision will provide a Representative Office in Toronto and other cities in Canada (if mutually agreeable) for NU to co-ordinate its marketing activities in Ontario and other Canadian Provinces. The costs of the Toronto Representative Office and other Representative Offices in Canada (If mutually agreeable) will be assumed by Farvision as part of its responsibilities covered by the commission received from NU stemming from this Agreement. Farvision will promote NU's programs to the students, student recruitment agents and educational institutions in Ontario and other Canadian Provinces. All marketing materials must have prior written approval from NU.

In order to ensure orderly marketing and to enable Farvision to make the necessary investments and expenditures for the marketing effort, NU will grant an exclusive marketing right to Farvision for a period of up to two (2) years renewable annually for the Canada market, subject to the annual review of student recruitment performance. In order to protect the interest of Farvision, NU will not contract with other recruiting organizations and/or recruiting agents during the term of this agreement, unless the agreement has been terminated per the conditions identified in this agreement. The exclusive marketing right is renewable for a further term of up to two (2) years subject to the student recruitment performance of Farvision.

ENROLLMENT TARGETS

The first two enrollment targets are as follows. Future enrollment targets will be mutually agreed upon 6 months prior to the next program start date and included in this agreement as an appendix.

August 28, 2021 Cohort: 30 Students

- 10 MSF
- 10 MBA
- 10 ISDF

0 MSED
(Within the target of 30 students, 10-15 will be International Students)

January 2022 Cohort: 60 Students
15 MSF
15 MBA
15 ISDF
15 MSED

COMPLIANCE WITH PROVINCIAL AND FEDERAL LEGISLATION
Farvision understands that Niagara University must comply with requirements and obligations outlined in approvals, directives and policies under legislation governed by the Ministry of Colleges & Universities and Immigration Refugees and Citizenship Canada. Farvision agrees to abide by the same requirements and obligations during the marketing and recruitment process for students to attend Niagara University. These requirements and obligations include but are not limited to:

- Standard Terms and Conditions of Consent to Advertise and Offer Degree Program(s) under *the Post-secondary Education Choice and Excellence Act, 2000* (Private Institutions)
- Approval for Designation under the International Student Program (ISP)
- Directives and Guidelines for Applying for Ministerial Consent under the *Post-secondary Education Choice and Excellence Act, 2000*;
- Requirements under the *Private Career Colleges Act, 2005;* and
- Requirements under the *Post-secondary Education Choice and Excellence Act, 2000.*

DESIGNATED CONTACTS
The designated contact at Niagara for any correspondence necessary under this Agreement shall be Monica Navascues, Director for Recruitment and Business Development.

The designated contact at FARVISION for any correspondence necessary under this Agreement shall be: Kenneth Chan Vice Chair & CEO

If the designated contact for either part is changed, written notice will be provided to the other party.

NO AGENCY RELATIONSHIP
In carrying out the responsibilities and obligations of this Agreement, neither Party shall be acting as the agent or principal of the other with regard to dealings with third parties, including students. Neither Party shall have the authority to make any statements, representations or

commitments of any kind, or to take any action binding on the other, except as provided for herein or authorized in writing by the Party to be bound.

NO THIRD-PARTY BENEFICIARY

This Agreement is solely for the benefit of the Parties and no third party accrues any benefit, claim or right of any kind pursuant to, under, by or through this Agreement.

INDEMNITY

To the fullest extent permissible under law, Farvision agrees to indemnify, defend, protect, and hold harmless Niagara University and its officials, trustees, directors, agents, employees, successors and assigns from and against any and all claims, damages, expenses, judgments, liabilities and costs, including reasonable attorneys' fees, arising or alleged to arise from any act or omission, in connection with this contract.

INSURANCE

Farvision will provide insurance coverage as outlined in the attached requirements.

Students will be required to provide proof of adequate health insurance valid in the host country and acceptable to the IRCC and Niagara University.

EXPENSES

The Parties hereto agree that there shall be no remuneration, costs or expenses paid by one Party to the other hereunder, save and except those expressly provided for in this Agreement.

PRIVACY

The Parties shall comply with all privacy legislation which is now, or at any time becomes applicable to the Parties, including to the extent applicable, the *Freedom of Information and Protection of Privacy Act* (Ontario) ("FIPPA") and the *Family Education Rights and Privacy Act* (USA) ("FERPA") and their implementing regulations.

INTELLECTUAL PROPERTY

It is acknowledged that all copyrights, patents, trade secrets, trademarks, or other intellectual property (IP) owned by one Party prior to the date of this Agreement will remain the property of that Party. IP jointly conceived or first reduced to practice by both parties will be jointly owned. Any IP individually conceived and reduced to the appropriate form in consequence of this Agreement, will be owned by the individual or the individual's institution in accordance with the practices and procedures of that institution. Further, the confidentiality, privacy, and exploitation and protection of the results of any such collaboration will be insured by the Parties to this Agreement in accordance with the procedures related to the protection of IP rights specific to each Party.

INTERNATIONAL STUDENTS

Admission to Niagara under this Agreement does not guarantee admission to Canada. Students are solely responsible for completing all necessary requirements for study in Canada, including registering with Immigration, Refugee and Citizenship Canada (IRCC) and acquiring all necessary required approvals from IRCC including the necessary travel visa or electronic travel authorization (eTA) and study permit.

GOVERNING LAW
This Agreement shall be governed and interpreted in accordance with the laws applicable in Ontario, Canada.

DISPUTE RESOLUTION
Within seven (7) business days of one party receiving a Dispute Notice from the other, an appointed senior official of each party will meet and make reasonable good faith efforts to resolve the Dispute by amicable negotiation. The negotiations of the parties under this section will be without prejudice in any subsequent proceeding regarding the Dispute.

If the amicable negotiation is unsuccessful in resolving the dispute, either Party has the right to refer the matter to private arbitration as follows:

(a) The Parties shall settle any dispute arising out of or in relation to this Agreement in accordance with the following procedures.

(b) Any Party may, by Notice to the other Party, demand that the dispute be submitted for settlement by arbitration. The Notice will include the particulars of the dispute.

(c) Arbitration will be conducted in accordance with the *Arbitration Act, 1991* (Ontario) by one arbitrator. The arbitrator will not have been a

  i. director, officer, or employee of,

  ii. contractor or service provider to, or

  iii. director, officer, beneficial owner, or close relative of a beneficial owner of any contractor or service provider to

  any Party for a period of 5 years preceding his or her appointment.

(d) The arbitrator shall make orders and give directions that are proportionate to the importance and complexity of the issues, and to the amount involved in the proceeding. The arbitrator shall exercise his or her authority to secure the just, most expeditious, and least expensive determination of the dispute.

(e) Unless the parties agree otherwise, the *Rules of Civil Procedure* (Ontario) will govern the procedure of the arbitration.

(f) The arbitration will take place in Toronto, unless the parties agree to a different location or format such as a written hearing or an electronic hearing.

(g) Service of any materials in or connected with the arbitration will be validly effected by the procedures allowed under Rule 16 of the *Rules of Civil Procedure (Ontario).*

(h) The arbitral award (including any award as to costs) will be binding, subject to the parties' right to appeal.

(i) The successful party may enter judgment on the arbitral award with any court having jurisdiction.

(j) The laws of Ontario and the laws of Canada applicable in that province govern all disputes referred to arbitration (including the scope of the agreement to arbitrate).

(k) The Parties shall maintain, and shall cause any witnesses, counsel, or professional advisers retained in connection with the dispute to maintain, all matters relating to any dispute (including all submissions made to, and the decision of, the arbitrator) in strict confidence during the arbitration process and for a period of 5 years thereafter.

(l) The Parties shall keep confidential the existence of the arbitration proceeding and any element of it (including any pleadings, briefs, or other documents submitted or exchanged, any testimony or other oral submissions, and any awards), except as may lawfully be required.

(m) Pending settlement of any dispute, the Parties shall abide by their obligations under this agreement without prejudice to a final adjustment in accordance with an arbitral award settling the dispute.

FORCE MAJEURE

Delay in, or failure of a Party to carry out the duties, undertaking or obligations imposed on the Party pursuant to this Agreement shall not be deemed to be a breach under this Agreement if such delay or failure results from circumstances and conditions beyond the control of the Party affected, including, but not limited to, action of government, which render it impossible for that Party to fulfill its obligations under this Agreement or which will substantially delay such fulfillment ("Force Majeure"). The party alleging Force Majeure shall take reasonable action and undertake necessary measures to resume as soon as possible any of its obligations under this Agreement. Each Party shall provide notice of a Force Majeure to the other Party as soon as reasonably feasible.

NON-ASSIGNABILITY

NIAGARA UNIVERSITY

A Party has no right to assign any duty or responsibility arising from this Agreement to another institution or individual without the written consent of the other Party.

ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior correspondence, agreements, negotiations, discussions and understandings, written or oral.

AMENDMENT

This Agreement may be supplemented, amended, restated, replaced or renewed only by written agreement signed by both Parties.

APPROVED FOR FARVISION	APPROVED FOR NIAGARA UNIVERSITY
[signature]	[signature]
Kenneth Chan, MBA	Dr. Debra A. Colley
Vice Chair & CEO	Executive Vice President
Date: July 14, 2021	Date: ____________

NIAGARA UNIVERSITY

NIAGARA UNIVERSITY INSURANCE REQUIREMENTS

Farvision will, at its own cost and expense, maintain with respect to the services provided and/or use of Niagara University's premises, the following insurance coverages written for not less than the limits specified for each coverage or required by law, whichever is greater and including the provisions enumerated below:

Commercial General Liability, on an occurrence basis, with a Bodily Injury and Property Damage Limit of $1,000,000 each occurrence, a Products/Completed Operations Limit of $2,000,000 aggregate, a Personal Injury & Advertising Injury Limit of $1,000,000 each person or organization and a General Aggregate limit of $2,000,000 with **Niagara University and Niagara University Ice Complex, Inc.** named as an Additional Insured on a primary basis. No exclusion or limitation of coverage for sexual abuse or molestation shall be permitted. No endorsement or modification of this policy limiting the scope of coverage for Contractual Liability, Products/Completed Operations, Personal Injury, or Participants Injury shall be permitted. In addition, no designated Premises/Operations limitation shall be permitted.

Workers' Compensation & Employers' Liability providing statutory coverage complying with Ontario's Workers' Compensation Law.

Commercial Automobile Liability covering owned, non-owned and hired autos with a combined Bodily Injury and Property Damage Limit of $1,000,000 each accident.

The insurance carriers providing the required coverages shall be licensed to do so in Ontario, and shall be rated no lower than "A" by the most recent Best's Key Rating Guide, and shall have a Best's Financial Size Category of not less than VIII, unless otherwise agreed to by Niagara University. Customer will deliver to Niagara University, at least five (5) days prior to the Performance, Certificates of Insurance acceptable to Niagara University confirming that the required insurance policies have been issued and are in effect and a copy of the Additional Insured endorsement or policy provision shall be attached thereto. The Certificate of Insurance shall state that the Commercial General Liability Coverage does not exclude or limit coverage for sexual abuse or molestation. Upon cancellation of any insurance policy prior to the activity, the Customer shall immediately deliver to Niagara University a Certificate of Insurance evidencing current coverage.

Certificate Holder should be designated as **Niagara University and Niagara University Ice Complex, Inc., P.O. Box 1940, Niagara University, NY 14109.**

Any questions about the insurance requirements or certificate of insurance should be directed to NU Risk Control Manager at 716-286-8365.

[Rev 1/2020]